As filed with the Securities and Exchange Commission on November 16, 2018

Registration No. 333-223236

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGACY LIFEPOINT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Seven Springs Way Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

(615) 920-7000

(Registrant’s telephone number, including area code)

Jennifer C. Peters, Esq.

Legacy LifePoint Health, Inc.

Executive Vice President

330 Seven Springs Way

Brentwood, Tennessee 37027

Telephone: (615) 920-7000

(Telephone number, including area code, of agent for service)

Copies of communications to:

Michelle Rutta, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Approximate date of commencement of proposed sale to the public: Not Applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐
Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-223236) (the “Registration Statement”) of Legacy LifePoint Health, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2018.

On July 22, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), a Delaware corporation (“RCCH”), and Legend Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RCCH (“Merger Sub”), pursuant to which Merger Sub has merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of RCCH. The Merger became effective on November 16, 2018.

In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. The Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 16th day of November, 2018.

LEGACY LIFEPOINT HEALTH, INC.

By:	/s/ Jennifer C. Peters
Name: Jennifer C. Peters
Title: Executive Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.